Exhibit 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners Reports Third Quarter 2012 Results
Houston, Texas - November 2, 2012 - For the three and nine months ended September 30, 2012, Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported a net loss of $42.4 million and $86.6 million, respectively, compared to a net loss of $14.5 million and $23.6 million for the comparable 2011 periods. Results for the three and nine months ended September 2012 were primarily impacted by increases in certain expenses related to the liquefaction facilities we are developing and constructing adjacent to the Sabine Pass LNG terminal  (the "Liquefaction Project").
Overview of Recent Significant Events

•
In July 2012, we closed on a $3.6 billion senior secured credit facility that will be used to fund a portion of the costs of developing, constructing and placing into service LNG trains 1 and 2 of the Liquefaction Project. We also received from Cheniere Energy, Inc. the remaining $333 million of its $500 million equity commitment in our Class B Units.

•
In August 2012, Blackstone CQP Holdco LP ("Blackstone") purchased its initial $500 million of Class B Units from us, and we issued a full notice to proceed to Bechtel to construct LNG trains 1 and 2 of the Liquefaction Project. As of October 31, 2012, Blackstone purchased $800 million additional Class B Units for an aggregate investment of $1.3 billion.

•	In September 2012, we sold 8.0 million common units in an underwritten public offering at a price of $25.07 per common unit for net cash proceeds of approximately $194 million.

•
In October 2012, Sabine Pass LNG, L.P. ("Sabine Pass LNG") repurchased approximately 97% of the outstanding $550 million 7.25% Senior Secured Notes due 2013 through a tender offer. The repurchase was funded from an equity contribution from Cheniere Partners and from newly issued $420 million 6.50% Senior Secured Notes due in 2020.

Results
Cheniere Partners reported income from operations of $0.8 million and $43.9 million for the three and nine months ended September 30, 2012, compared to income from operations of $29.5 million and $107.6 million for the comparable periods in 2011. The decrease in income from operations of $28.7 million for the quarter ended September 30, 2012, compared to the comparable period in 2011, was primarily due to increased general and administrative costs incurred to manage the construction of the Liquefaction Project, partially offset by decreased development costs due to the costs of LNG trains 1 and 2 of the Liquefaction Project satisfying the criteria for capitalization in June 2012. The general and administrative expenses incurred to manage the construction of the Liquefaction Project primarily resulted from a management services agreement entered into by Sabine Pass Liquefaction, LLC ("Sabine Pass Liquefaction"), in which Sabine Pass Liquefaction is required to pay a monthly fee based upon the capital expenditures incurred in the previous month for the Liquefaction Project to Cheniere Energy, Inc. These payments are being funded from proceeds received from the Liquefaction Project's equity and debt financings. The decrease in income from operations of $63.7 million for the nine months ended September 30, 2012, compared to the comparable period in 2011, was primarily due to increased development expenses, increased costs incurred to manage the construction of the Liquefaction Project and decreased revenues (including affiliate).
Revenues for the nine months ended September 30, 2012, compared to the comparable 2011 period, were negatively impacted by decreased LNG cargo export loading fee revenue, decreased revenues earned under the variable capacity rights agreement with Cheniere Marketing, and a loss on LNG inventory needed to restore the heating value of vaporized LNG to meet natural gas pipeline specifications.

Liquefaction Project Update
We continue to make progress on the Liquefaction Project, which is being developed for up to four LNG trains, each with a nominal production capability of approximately 4.5 mtpa.
In July 2012, we secured financing of approximately $5.6 billion, including $2.0 billion of equity and $3.6 billion of debt commitments, for the development, construction and placing into service LNG trains 1 and 2. We have issued a full notice to proceed to Bechtel and construction has commenced for LNG trains 1 and 2. LNG exports from the Sabine Pass LNG terminal are anticipated to commence in late 2015, with LNG train 2 commencing operations approximately six to nine months thereafter.
Commencement of construction for LNG trains 3 and 4 is subject, but not limited to, entering into an engineering, procurement and construction agreement ("EPC"), reaching a positive final investment decision and obtaining financing. We have engaged Bechtel to complete front-end engineering and design work for LNG trains 3 and 4 and have begun negotiating a lump sum turnkey EPC contract, which is expected to be finalized by the end of the fourth quarter. Construction of LNG trains 3 and 4 is expected to begin in 2013.

Summary Liquefaction Project Timeline

Target Date
	Milestone	Trains 1 & 2	Trains 3 & 4
▪	DOE export authorization	Received	Received
▪	Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa
	- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
	- Gas Natural Fenosa	3.5 mtpa
	- KOGAS		3.5 mtpa
	- GAIL (India) Ltd.		3.5 mtpa
▪	EPC contract	Complete	4Q12
▪	Financing commitments		1Q13
	- Equity	Received
	- Debt	Received
▪	FERC authorization	Received	Received
	- Certificate to commence construction	Received	2013
▪	Commence construction	Complete	2013
▪	Commence operations	2015/2016	2016/2017

2012 Distributions
We estimate that the annualized distribution to common unitholders for fiscal year 2012 will be $1.70 per unit. We will pay a cash distribution per common unit of $0.425 to unitholders of record as of November 1, 2012, and the related general partner distribution on November 14, 2012.
Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass Channel in western Cameron Parish, Louisiana. The Sabine Pass LNG terminal has regasification and send-out capacity of 4.0 billion cubic feet per day (Bcf/d) and storage capacity of 16.9 billion cubic feet equivalent (Bcfe).
For additional information, please refer to the Cheniere Energy Partners, L.P. website at www.cheniereenergypartners.com and Quarterly Report on Form 10-Q for the period ended September 30, 2012, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives, including the construction and operation of liquefaction facilities (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012 (2)	2011 (2)	2012 (2)	2011 (2)
Revenues
Revenues	$62,429	$63,669	$190,154	$200,514
Revenues—affiliate	3,879	1,238	6,872	12,452
Total revenues	66,308	64,907	197,026	212,966

Expenses
Operating and maintenance expense	6,586	6,288	19,843	15,878
Operating and maintenance expense—affiliate	6,476	2,612	12,414	8,723
Depreciation expense	10,652	10,766	31,897	32,245
Development expense	4,229	8,971	35,369	26,751
Development expense—affiliate	102	923	2,365	2,746
General and administrative expense	4,248	867	7,668	4,068
General and administrative expense—affiliate	33,243	4,957	43,532	14,973
Total expenses	65,536	35,384	153,088	105,384
Income from operations	772	29,523	43,938	107,582

Other income (expense)
Interest expense, net	(43,626)	(43,319)	(130,554)	(130,115)
Derivative gain (loss), net	287	(716)	(288)	(1,164)
Other	145	33	289	140
Total other expense	(43,194)	(44,002)	(130,553)	(131,139)
Net loss	$(42,422)	$(14,479)	$(86,615)	$(23,557)

Basic and diluted net income per common unit	$0.04	$0.29	$0.36	$0.93

Weighted average number of common units outstanding used for basic and diluted net income per common unit calculation	31,997	27,408	31,449	26,867

	As of September 30,	As of December 31,
	2012 (3)	2011 (3)
Cash and cash equivalents	$369,100	$81,415
Restricted cash and cash equivalents	123,297	13,732
LNG Inventory	5,701	473
Other current assets (4)	38,269	13,890
Non-current restricted cash and cash equivalents	267,201	82,394
Property, plant and equipment, net	2,414,003	1,514,416
Debt issuance costs, net	222,144	17,622
Other assets	31,140	13,358
Total assets	$3,470,855	$1,737,300

Current liabilities (4)	$177,531	$51,818
Long-term debt, net of discount	2,295,939	2,192,418
Deferred revenue, including affiliate	37,220	37,766
Long-term derivative liabilities	29,384	—
Other liabilities (4)	306	317
Total partners' capital (deficit)	930,475	(545,019)
Total liabilities and partners' capital (deficit)	$3,470,855	$1,737,300

(1)	Please refer to Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the period ended September 30, 2012, filed with the Securities and Exchange Commission.

(2)	Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three and nine months ended September 30, 2012 and 2011.

(3)	Consolidated balance sheets of Cheniere Energy Partners, L.P. and its consolidated subsidiaries.

(4)	Amounts include transactions between Cheniere Energy Partners, L.P. and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259